UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2020

LINDBLAD EXPEDITIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35898	27-4749725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Morton Street, 9th Floor, New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 261-9000

N/A

(Former name or former address, if changed since last report)

Title of each class	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2020 Lindblad Expeditions Holdings, Inc. (the “Company”) reached an agreement with its Export Credit Agency (“ECA”) lenders, Garantiinstituttet for eksportkreditt and  Eksportkreditt Norge AS, which represent the Norwegian government, and Citibank, N.A., London Branch to amend  its ECA facilities in line with the ECA community’s adopted principles to assist cruise company borrowers and entered into that certain (i) Second Amendment Relating to the Senior Secured Credit Agreement dated January 8, 2018 (as Amended on April 8, 2019) for up to $107,694,892.00 in Respect of the Acquisition of Hull No. 312 (the “312 Amendment”), and (ii) First Amendment Relating to the Senior Secured Credit Agreement Dated April 8, 2019 for up to $122,840,000.00 in Respect of the Acquisition of Hull No. 316 (the “316 Amendment” and, together with the 312 Amendment, the “Amendments”). The primary elements of the Amendments include:

●

Deferral of scheduled amortization payments for four quarters from June 2020 through March 2021 in the aggregate amount of $8.97 million (“Deferred Tranche”). The Deferred Tranche will have the same interest rate as the main ECA facility and will amortize quarterly over four years starting in June 2021.

●	Effective suspension of the Total Net Leverage Ratio covenant from June 2020 through June 2021.
●

Inclusion of a quarterly Minimum Liquidity covenant that requires a minimum of $30 million of total consolidated cash, including restricted cash. Failure to meet the Minimum Liquidity covenant will not be an Event of Default, but will cancel any unused Deferred Tranche capacity.

●

The Amendments provide the same terms other than the 316 Amendment does not provide for a Deferred Tranche as no amortization payments are due until delivery of the vessel, currently scheduled for 2021.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) of the Company was held on June 10, 2020. As of the record date, April 14, 2020, 49,825,181 shares of the Company’s common stock were outstanding and entitled to vote at the 2020 Annual Meeting. A total of 41,366,889 shares of the Company’s common stock, constituting a quorum, were represented in person or by proxy at the 2020 Annual Meeting. The Company’s stockholders voted on three proposals at the 2020 Annual Meeting. The final results of the votes regarding each proposal are set forth below.

Proposal No. 1.  Election of Directors: The Company’s stockholders elected L. Dyson Dryden, John M. Fahey and Catherine B. Reynolds as Class B directors to serve terms expiring at the annual meeting of stockholders to be held in 2023 and until their successors have been duly elected and qualified. The Company’s stockholders elected Thomas S. Smith Jr. as a Class A director to serve a term expiring at the annual meeting of stockholders to be held in 2022 and Sarah Farrell as a Class C director to serve a term expiring at the annual meeting of stockholders to be held in 2021 and until their successors are duly elected and qualified. The voting results regarding this proposal are set forth below:

Name	For	Withheld	Broker Non-Votes
L. Dyson Dryden	37,132,227	220,046	4,014,616
John M. Fahey	37,051,453	300,820	4,014,616
Catherine B. Reynolds	37,139,182	213,091	4,014,616
Sarah Farrell	37,171,520	180,753	4,014,616
Thomas S. Smith Jr.	37,171,896	180,377	4,014,616

Proposal No. 2.  Advisory Resolution on Executive Compensation: The Company’s stockholders approved, on an advisory basis, the 2019 compensation of the Company’s named executive officers disclosed in the Executive Compensation section and the related tables, notes and narrative in the Proxy Statement. The voting results regarding this proposal are set forth below:

For	Against	Abstain	Broker Non-Votes
37,285,005	54,221	13,047	4,014,616

Proposal No. 3.  The Ratification of the Appointment of the Company’s Independent Registered Certified Public Accounting Firm for Fiscal Year 2020: The Company’s stockholders ratified the appointment of Marcum LLP as the Company’s independent registered certified public accounting firm for fiscal year 2020. The voting results regarding this proposal are set forth below:

For	Against	Abstain
41,344,473	11,064	11,352

8.01       Other Events

The Company announced today that it is rescheduling or rebooking, as applicable, the majority of voyages scheduled to sail during the month of July 2020 due to travel restrictions from the global spread of the COVID-19 virus. To date, Lindblad has not had any known cases of COVID-19 aboard any of its ships, and all vessels have disembarked their passengers.

As of May 31, 2020, the Company had approximately $99.2 million in unrestricted cash and $21.7 million in restricted cash. Restricted cash is primarily related to deposits on future travel originating from U.S. ports. The Company continues to estimate that its monthly cash usage while its vessels are not in operation is approximately $10-15 million including ship and office operating expenses, necessary capital expenditures and interest and principal payments on the Company's debt. The monthly cash usage estimate excludes guest payments for future travel and cash refunds requested on previously made guest payments.

9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit 10.1         Amendment No 2 to the Senior Secured Credit Agreement dated January 8, 2018 among the Company and LEX Endurance Ltd. with Citibank, N.A. and Eksportkreditt Norge AS.

Exhibit 10.2         Amendment No 1 to the Senior Secured Credit Agreement dated April 8, 2019 among the Company and Bluewater II Limited with Citibank, N.A. and Eksportkreditt Norge AS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINDBLAD EXPEDITIONS HOLDINGS, INC. (registrant)

June 15, 2020	By:	/s/ Craig I. Felenstein
Craig I. Felenstein, Chief Financial Officer